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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)                October 24, 2002


                                  Advanta Corp.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     0-14120                23-1462070
(State or Other Jurisdiction          (Commission            (IRS Employer
      of Incorporation)               File Number)           Identification No.)


         Welsh & McKean Roads,
P.O. Box 844, Spring House, Pennsylvania                              19477
(Address of Principal Executive Offices)                             (Zip Code)


Registrant's telephone number, including area code   (215) 657-4000


         (Former Name or Former Address, if Changed Since Last Report)
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ITEM  5. OTHER EVENTS.

On October 24, 2002, Advanta Corp. (the "Company" or "Advanta") announced operating results from continuing business segments of $0.38 per diluted share for Class A and Class B shares combined, for the quarter ended September 30, 2002, unchanged from the third quarter of 2001. Advanta reported consolidated net income for the quarter of $6.3 million or $0.25 per share on a diluted basis for its Class A and Class B shares combined. This compares to a net loss of $41.7 million or $1.59 per share on a diluted basis reported for the third quarter of 2001.

Business Card results for the third quarter included a favorable decline in charge-offs to 8.9% on an annualized basis as compared to 9.0% at June 30, 2002. Over 90 day delinquencies declined 37 basis points to 2.99% while over 30 day delinquencies increased 7 basis points to 6.66% at the end of the third quarter. The on-balance sheet loan loss reserve as a percent of owned receivables was 9.8% at September 30, 2002, representing approximately 14 months of estimated losses based on third quarter net charge-offs. Managed receivables grew to $2.3 billion at September 30, 2002 as compared to $2 billion at September 30, 2001. Consolidated net income for the quarter includes an asset valuation charge associated with the Company's venture capital portfolio and net interest expense not associated with continuing business segments.

The Company also announced that its full-year 2002 earnings from continuing business segments are expected to be within a range of $1.42 and $1.50 per diluted share, the upper end of which is within analysts' estimates. "We continue to have declining loss rates despite a difficult economic environment," said Dennis Alter, Chairman and CEO. "While prudent growth rates and the environment are now expected to keep earnings somewhat below our goals for the year, we are pleased with the solid developments in credit quality and the quality of the customer base we are building."

The Company completed the repurchase of the 1.5 million shares initially authorized under its stock repurchase plan, and in connection with a second authorization has repurchased an additional 210,000 shares, for a total repurchased through October 23, 2002 of approximately 1,710,000 shares of its Class B Common Stock. The Company intends further stock repurchases under the remaining unused authorization of approximately 1,290,000 shares.

Advanta management held a conference call, publicly announced in its press release dated October 10, 2002, at 9:00 a.m. Eastern time. The call was broadcast for the public simultaneously over the Internet through www.advanta.com or www.vcall.com. Replays of the call are available on the Vcall site for 30 days from the date of the call.

During the third quarter earnings conference call, management indicated the following:

- Management reported that Rosemary Cauchon, who joined the Company approximately one year ago to head marketing and analytical activities, was no longer with the Company.

- Management reported that during the quarter the Company changed its accounting estimates for the bonus rewards accrual and amortization of deferred card acquisition costs, which together favorably impacted the Company's earnings for the quarter by approximately $1.2 million, or approximately $.03 per diluted share.
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-     Management commented that with respect to its Business Card business, the favorable decline in over 90-day delinquencies reported this quarter is expected to result in a lower charge-off rate in the fourth quarter of 2002.

- Management also announced that the Company plans to hold a conference call to discuss its guidance for 2003 on November 26, 2002.

Advanta is a highly focused financial services company serving the small business market. Advanta leverages direct marketing and information based expertise to identify potential customers and new target markets and to provide a high level of service tailored to the unique needs of small business. Using these distinctive capabilities, Advanta has become one of the nation's largest issuers of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending, direct mail, and affinity and relationship marketing. Learn more about Advanta at www.advanta.com.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) political, social and/or general economic conditions that affect the level of new account acquisitions, customer spending, delinquencies and charge-offs; (4) factors affecting fluctuations in the number of accounts or loan balances; (5) interest rate fluctuations; (6) the level of expenses; (7) the timing of the securitizations of the Company's receivables;
(8) factors affecting the value of investments held by the Company; (9) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (10) relationships with customers, significant vendors and business partners; (11) the amount and cost of financing available to the Company; (12) the ratings on the debt of the Company and its subsidiaries; (13) revisions to estimated charges associated with the discontinued operations of our mortgage and leasing businesses; and
(14) the impact of litigation. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits.

      99.1  Press Release dated October 24, 2002.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Advanta Corp.
                                     (Registrant)


Date: October 24, 2002
                                     By: /s/ Elizabeth H. Mai
                                         --------------------
                                         Elizabeth H. Mai
                                         Senior Vice President,
                                         Secretary and General Counsel
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                                  EXHIBIT INDEX

Exhibit    Description                              Method of Filing
-------    -----------                              ----------------
99.1       Press Release, dated October 24, 2002    Filed Electronically Herewith